Exhibit 10.20
MAD CATZ INTERACTIVE, INC. NON-EMPLOYEE BOARD COMPENSATION

Non-Employee Director — Annual	$50,000
Non-Employee Director — Chairman of the Board Annual Retainer	$20,000
Non-Employee Director — In-Person Meeting Attendance	$2,500 per meeting
Non-Employee Director — Telephonic Meeting Attendance	$1,000 per telephonic meeting lasting longer than two hours and $500 per telephonic meeting lasting less than two hours

Audit Committee — Attendance	$1,500 per meeting
Audit Committee — Chairman Annual Retainer	$10,000
Each non-employee director receives a grant to purchase up to 25,000 shares of Company’s Common Stock on the date of the Company’s annual meeting of shareholders. The exercise price of the stock options is based on the fair value of the Company’s on the date of the Annual Meeting. The stock options are fully vested upon grant and expire 10 years after issuance.